VOYA CREDIT INCOME FUND

Voya Credit Income Fund (the “Fund”)

Supplement dated January 27, 2026

to the Fund’s Class A, Class C, Class I, and Class W Common Shares’

                                   Statement of Additional Information (the “SAI”), dated

June 28, 2025, as supplemented

On January 22, 2026, the Fund’s Board of Trustees (the “Board”) approved a change to the Fund’s Fundamental Investment Restrictions to permit the Fund to purchase, sell or hold real estate and commodities to the extent permitted by applicable law, subject to shareholder approval. If approved by shareholders, it is expected that the change will take place on or about May 20, 2026.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE.

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